CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Parnassus Funds II of our reports dated February 10, 2026, relating to the financial statements and financial highlights of Parnassus Core Equity Fund, Parnassus Core Select ETF, and Parnassus Value Select ETF, which appear in Parnassus Funds II’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “General”, “Financial Statements”, “Independent Registered Public Accounting Firm”, “General Information”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 27, 2026